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                                                                   EXHIBIT 8.1



             (AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD)




                                December 22, 1997



Southern Mineral Corporation
500 Dallas Street, Suite 2800
Houston, Texas  77002

Gentlemen:

         Pursuant to Section 6.1(h) of the Amended and Restated Agreement and Plan of Merger, dated as of November 17, 1997 (the "Merger Agreement"), by and among Southern Mineral Corporation, a Nevada corporation ("SMC"), Amerac Energy Corporation, a Delaware Corporation ("Amerac"), and SMC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of SMC ("Acquisition Corp."), our opinion has been requested with respect to certain of the federal income tax consequences of the merger (the "Merger") of Acquisition Corp. with and into Amerac. As a result of the Merger, the stockholders of Amerac will receive shares of SMC voting common stock.


                               DOCUMENTS EXAMINED

         In connection with the rendering of our opinion, we have examined the following:

         1.       The Merger Agreement.

         2. The Registration Statement on Form S-4 under the Securities Act of 1933 filed by SMC with respect to the SMC common stock to be issued in connection with the Merger (the "Registration Statement") and amendments thereto.

         3. Such other documents, records and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.


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Southern Mineral Corporation
December 22, 1997
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         In our review and examination of the foregoing, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the foregoing have been duly authorized by all necessary corporate action in order to make the foregoing valid and legally binding obligations of the parties, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                               FACTUAL ASSUMPTIONS

         In rendering this opinion, we have made the following assumptions as to factual matters.

         1. The representations and warranties of the parties contained in the documents listed in the section entitled Documents Examined that may be deemed material to this opinion are all true in all material respects as of the date hereof.

         2. The representations contained in the Representation Certificates received from Amerac and from SMC and Acquisition Corp. are all true in all material respects as of the date hereof.

         3. The Merger shall be consummated, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement shall be consummated in accordance with the terms and conditions of the applicable documents.

         4. The Merger will qualify as a merger under applicable state law.


                             LIMITATIONS ON OPINION

         The following limitations apply with respect to this opinion:

         1. This opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, and the interpretations thereof by the Internal Revenue Service and those courts having jurisdiction over such matters as of the date hereof, all of which are subject to change either prospectively or retroactively. No opinion is rendered with respect


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Southern Mineral Corporation
December 22, 1997
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                  to the effect, if any, of any pending or future legislation or administrative regulation or ruling which may have a bearing on any of the foregoing.

         2. We have neither been asked to render an opinion with respect to any federal income tax matters, except those set forth below, nor have we been asked to render an opinion with respect to any state or local tax consequences of the Merger. Accordingly, this opinion should not be construed as applying in any manner to any tax aspect of the Merger other than set forth below.

         3. All factual assumptions set forth above are material to all opinions herein rendered and have been relied upon by us in rendering all such opinions. Any material inaccuracy in any one or more of the assumed facts may render all or part of this opinion inapplicable to the Merger.

         4. Our opinion is not binding upon either the Internal Revenue Service or a court of law. Accordingly, no assurance can be given that either the Internal Revenue Service or a court would agree with our conclusions.


                                     OPINION

         Based upon and subject to the foregoing, it is our opinion that:

         1. The Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code.

         2. No gain or loss should be recognized by the stockholders of Amerac on the exchange of their shares of Amerac stock for shares of SMC common stock, except with respect to cash received in lieu of fractional shares of SMC common stock.

         The foregoing opinions represent our best judgment as to the likely conclusions that a court of law would reach with respect to such issues.

         This letter and the matters addressed herein are as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein occurring after the date hereof. This letter is solely for your benefit and no other persons shall be entitled to rely upon the opinions herein expressed. This letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Without our prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any document and may not be furnished to any other person or entity.


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Southern Mineral Corporation
December 22, 1997
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         We hereby consent to the references made to us in the Joint Proxy
Statement/Prospectus of SMC and Amerac and to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of SMC. In giving such consent we do not hereby admit that we are within the category of the persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                                 Sincerely yours,


                                 /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.